Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 28, 2014, on the financial statements of Lakeland Industries, Inc. and Subsidiaries, which report appear in the annual report on Form 10-K/A of Lakeland Industries, Inc. and Subsidiaries for the year ended January 31, 2014, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Warren Averett, LLC
Birmingham, AL
November 20, 2014